As Filed with the Securities and Exchange Commission on January 25, 2000
                                                             File No. 333-______
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                ----------------

                           E-NET FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

             Nevada                                             84-1273503
(State or Other Jurisdiction of                            (IRS Employer ID No.)
 Incorporation or Organization)

                     2102 BUSINESS CENTER DRIVE, SUITE 115E
                            IRVINE, CALIFORNIA 92612
                    (Address of Principal Executive Offices)

                                ----------------

                       Employee Stock Compensation Program
                            (Full Title of the Plan)

                                ----------------

                             MICHAEL ROTH, PRESIDENT
                           E-NET FINANCIAL CORPORATION
                     2102 BUSINESS CENTER DRIVE, SUITE 115E
                            IRVINE, CALIFORNIA 92612
                     (Name and Address of Agent for Service)

                                 (949) 253-4633
          (Telephone Number, Including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

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                                         Proposed        Proposed
  Title of Securities       Amount        Maximum         Maximum     Amount of
         to be              to be     Offering Price     Aggregate  Registration
      Registered          Registered     Per Share    Offering Price     Fee
-------------------------------------------------------------------------------
Common Stock............. 1,000,000      $  2.84(1)     $2,840,000     $750.75
TOTAL.................... 1,000,000         NA          $2,840,000     $750.75
================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933, as amended and based upon an average of the high and low prices reported on the Nasdaq Over The Counter Bulletin Board on January __18_, 2000.

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ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents previously filed with the Securities and Exchange Commission are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended April 30, 1999, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed (the "Annual Report").

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above, including the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended July 30, 1999 and October 30, 1999; and

     (c) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     There are 20,000,000 authorized shares of Common Stock, $_.001__ par value. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the payment of preferential dividends with respect to any Preferred Stock that from time to time may be outstanding. In the event of the dissolution, liquidation or winding-up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company and subject to the prior distribution rights of the holders of any Preferred Stock that may be outstanding at that time. All outstanding shares of Common Stock are fully paid and nonassessable. The Company's Certificate and Articles of Incorporation, as amended and Bylaws do not provide for preemptive rights or cumulative voting rights for stockholders. Additionally, there are no provisions in the aforementioned documents that would delay, defer or prevent a change in control of the Company.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 78.037 of the Nevada Corporation Laws generally provides that a corporation may indemnify its directors, officers, employees, fiduciaries and agents against liabilities and reasonable expenses incurred in connection with any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), by reason of being or having been a director, officer, employee, fiduciary or agent of the corporation, if such person acted in good faith and reasonably believed that his conduct, in his official capacity, was in the best interests of the corporation, and in all other cases his conduct was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, the director, officer, employee, fiduciary or agent must have no reasonable cause to believe his conduct was unlawful. Under Nevada law, the corporation may not indemnify a director, officer, employee, fiduciary or agent in connection with a Proceeding by or in the right of the corporation if the director is adjudged liable to the corporation, or in a Proceeding in which the director, officer, employee or agent is adjudged liable for an improper personal benefit.

     The Company's Articles of Incorporation and By-Laws provide that the Company shall indemnify its officers and directors to the full extent permitted by the law. The indemnification provisions in the Company's By-Laws are substantially similar to the provisions of Section 78.037. The Company has entered into agreements to provide indemnification for the Company's directors and certain officers consistent with the Company's Articles of Incorporation and By-Laws.

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ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     4.1  Articles of Incorporation of the Company, as amended (1).

     4.2  By-Laws of the Company (2).

     4.3  Employee Stock Bonus Plan.

     4.4  Specimen Certificate of Registrant's Common Stock.

     5.1 Opinion of the Law Office of David M. Griffith, a Professional Corporation, as to the validity of the securities registered hereunder.

     23.1 Consent of the Law Office of David M. Griffith, a Professional Corporation (set forth in the opinion filed as Exhibit 5.1 to this Registration Statement).

     23.2 Consent of Cacciamatta Accountancy Corporation.

----------

(1) Incorporated by reference to the Registrant's Form 10-SB, as filed on or about September 1, 1994 with the Commission.
(2) Incorporated by reference to the Registrant's Form 10-SB, as filed on or about September 1, 1994 with the Commission.
(3)  Filed herewith.
(4)  Filed herewith.
(5)  Filed herewith.
(6)  Filed herewith
(7)  Filed herewith.

ITEM 9. UNDERTAKINGS.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.











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                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Irvine, State of California on January 25, 2000.

                                              E-NET FINANCIAL CORPORATION

                                              By: /s/ MICHAEL ROTH
                                              --------------------
                                              MICHAEL ROTH
                                              President and Chief
                                              Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

     Signature                          Title                         Date
     ---------                          -----                         ----

/s/ MICHAEL ROTH          Chairman of the Board,                January 25, 2000
--------------------      President and Chief Executive Officer
MICHAEL ROTH              (Principal Executive Officer)


/s/ JEAN OLIVER           Treasurer, Secretary and Director     January 25, 2000
--------------------      (Principal
JEAN OLIVER               Financial and Accounting Officer)


/s/ THEODORE BOHRER       Vice President and Director           January 25, 2000
--------------------
THEODORE BOHRER






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                                  EXHIBIT INDEX

    EXHIBIT
    NUMBER               DESCRIPTION
    ------               -----------


     4.3  Employee Stock Bonus Plan

     4.4  Specimen Share Certificate

     5.1 Opinion of the Law Office of David M. Griffith, a Professional Corporation, as to the validity of the securities registered hereunder.

     23.1 Consent of the Law Office of David M. Griffith, a Professional Corporation (set forth in the opinion filed as Exhibit 5.1 to this Registration Statement).

     23.2 Consent of Cacciamatta Accountancy Corporation.

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